Exhibit 15.1

September 6, 2005

The Board of Directors

Duke Realty Corporation

With respect to the accompanying registration statement, we acknowledge our awareness of the use therein of our reports dates May 4, 2005 and August 8, 2005, related to our reviews of interim financial information.

Pursuant to Rule 436 under the Securities Act of 1933 (the “Act”), such reports are not considered part of a registration statement prepared or certified by an independent registered public accounting firm, or a report prepared or certified by an independent registered public accounting firm within the meaning of Sections 7 and 11 of the Act.

/s/ KPMG LLP

Indianapolis, Indiana